Exhibit 5.10

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	Outback Steakhouse West Virginia, Inc., guarantor of $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc.

Ladies and Gentlemen:

We have acted as limited purpose West Virginia local counsel to Outback Steakhouse West Virginia, Inc. (“OSIWV”), a West Virginia corporation, in its capacity as one of several Guarantors in relation to the participation of OSI Restaurant Partners, LLC, a Delaware corporation, and OSI Co-Issuer, Inc., a Delaware corporation (collectively the “Co-Issuers”), and the Guarantors (as defined therein) in (i) the proposed issuance by the Co-Issuers in the exchange offer (the “Exchange Offer”) of $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Co-Issuers and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, as amended and supplemented (the “Indenture”), dated as of June 14, 2007, between the Co-Issuers, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

In our representation of OSIWV as a Guarantor, we have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Co-Issuers and the Guarantors , including OSIWV, and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of West Virginia, and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

The Exchange Guaranty delivered by OSIWV has been duly authorized by all requisite corporate action of OSIWV.

We have reviewed the following documents provided to us by OSIWV (the “Company Documents”):

A The Articles of Incorporation of and Certificate of Incorporation of The Greg Michels Company, (predecessor to Outback) dated December 20, 1995, and December 22, 1995, respectively;

B The Amendment to the Articles of Incorporation and Certificate of Amendment to the Articles of Incorporation of The Greg Michaels Company changing the name of the corporation to Outback Steakhouse West Virginia, Inc., dated January 4, 1996, and January 24, 1996, respectively;

C The Certificates of the Secretary of OSIWV dated June 14, 2007 and May 9, 2008, and any exhibits thereto, including the resolutions of OSIWV dated June 14, 2007; and

D The Certificate of Existence dated May 5, 2008, issued by the West Virginia Secretary of State with regard to OSIWV.

Based on our review of the materials identified above, we are of the opinion that neither the Articles of Incorporation nor the Bylaws of Outback Steakhouse West Virginia, Inc. contains provisions regarding the indemnification of directors and officers or limitations on the liability of directors and officers.

We had no relationship with OSIWV prior to our review of the above instruments, and have no relationship with OSIWV other than in reviewing the same with regard to this the transactions contemplated above. We have not examined: (i) any other document or instrument related to or collateral to the transaction other than the instruments set forth above; or (ii) with the exception of the Company Documents, any document or instrument under which OSIWV, or any other party to the instruments identified herein or party vested with any interest in the transaction, is formed or registered to conduct business in any State, or authorized to enter into the transaction or deliver any instrument identified herein or any instrument or document referenced therein; or (iii) any other public or private records, certificates, registrations, agreements and documents, or made any inquiry of OSIWV or any other party to the transaction or the principals, members, partners, officers, or directors thereof, or made any independent investigation of fact or law for the purpose of providing the opinions hereinafter expressed. The opinions set forth herein are expressly limited to participation of OSIWV as a guarantor in the transaction.

In rendering this opinion letter, we have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Company Documents or the other instruments referenced herein.

To the extent that the instruments referenced herein and Company Documents are governed by the laws of the State of West Virginia, we have made such investigations of law as we have deemed appropriate for the purpose of providing the opinions hereinafter expressed.

In our examination, we have assumed the validity and genuineness of all signatures of all parties to the transaction , the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies, and the accuracy and completeness of all documents submitted to us. As to various factual matters, we have assumed the accuracy, completeness and genuineness of, and have relied on, the representations of the various parties in the instruments referenced herein. We have had no direct contact with any principal, officer, director or employee of the Co-Issuers or OSIWV, and have communicated only with, and received all information on which we rely, from Ropes & Gray, LLP.

In rendering the opinions herein, we also have assumed without independent inquiry that: (i) each non-OSIWV party to the transaction is validly existing under the laws of the jurisdiction governing its organization, is duly qualified to do business, has duly authorized, executed and delivered each of the Security Instruments to which it is a party, and has the power and authority to do so and to perform its obligations under each of the instruments referenced herein; (ii) each person acting on behalf of each of non-OSIWV party to the transaction or signing any of the instruments referenced herein in behalf of any of the of any of the parties to the transaction had the authority to do so; (iii) each party to the transaction has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the instruments referenced herein against OSIWV; (iv) each of the instruments referenced herein constitutes the legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms; and (vi) each party has acted and will act in good faith and will seek to enforce its rights and remedies under instruments referenced herein.

Each of the assumptions set forth above is made without independent investigation or verification, but without reason to believe that such assumption is incorrect.

Wherever an opinion is indicated herein to be based on our knowledge or to the best of our knowledge, we intend to signify that no lawyer in our firm has had any active representation of OSIWV, involvement in any aspect of the transaction other than review of the instruments referenced herein to the extent they related to OSIWV or any related transaction and Company Documents for statutory compliance purposes. Further, with regard to such opinions, no lawyer in our firm who has been actively involved in preparing this opinion letter is consciously aware at this time of facts inconsistent with such opinion. No constructive or imputed knowledge is within the coverage of any such opinion. We have not made or undertaken to make any investigation, inquiry or analysis with respect to opinions that are indicated to be based on our knowledge, nor have we conducted a review of the firm’s files.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indenture which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Steven M. Prunty

The Fusco Legal Group, LC